UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 22, 2008
HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
(Exact Name of Registrant as Specified in Charter)

Delaware	001-09764	11-2534306
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1101 Pennsylvania Avenue, N.W., Suite 1010
Washington, D.C. 20004
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (202) 393-1101
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On February 22, 2008, the Compensation and Option Committee of Harman International Industries, Incorporated (“Company”) approved stock option grants under the Company’s 2002 Stock Incentive Plan (“Plan”) to certain of the Company’s officers and key employees. Other than Dr. Erich Geiger, none of the Company’s named executive officers received stock options. The stock option grants were made on terms that are different than the terms of previous stock option grants by the Company. The new terms establish three-year cliff vesting with performance restrictions on how many stock options vest at the end of the three-year period. Historically, the Company’s stock option grants contained time-vesting provisions with annual vesting at a rate of 20% commencing on the first anniversary of the date of grant.
     To determine the number of stock options that will vest, the Company’s total shareholder return (“Company TSR”) will be compared to the total shareholder return of a peer group (“Peer TSR”) over a three-year period beginning on the date of grant (the “Performance Period”). The stock options will be cancelled if the Company TSR over the Performance Period is negative, or if the Company TSR is below the 50th percentile of the Peer TSR. If the Company TSR ranks at the 50th percentile of the Peer TSR, 33% of the stock options will vest. If the Company TSR ranks at or above the 75th percentile of the Peer TSR, 100% of the stock options will vest. If the Company TSR ranks between the 50th percentile and the 75th percentile of the Peer TSR, the number of stock options that vest will be determined by straight-line interpolation between 33% and 100%.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
	By:	/s/ Edwin C. Summers
Edwin C. Summers
Date: February 28, 2008		Vice President, General Counsel and Secretary